Consent of Independent Registered Public Accounting Firm

The Board of Trustees and

Shareholders of DundeeWealth Funds:

We consent to the use of our report, incorporated herein by reference, dated November 28, 2012, with respect to the financial statements and financial highlights of the JOHCM International Select Fund, as of September 30, 2012, and the reference to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 26, 2013